EXHIBIT 11.1

                             THE ITALIAN OVEN, INC.
                    Calculation of Net Loss Per Common Share
                                   (Unaudited)


                                                        Quarter Ended June 30
                                                          1996          1995*
                                                          ----          ----
Net Loss                                              $(3,684,131)   $(442,599)
                                                      ===========    =========
Weighted average common shares outstanding
     during the period                                  4,351,991    1,516,727
Effect of shares issued upon conversion of
     preferred stock, after exercise of
     warrants, to common                                       --      550,441
                                                      -----------    ---------
Shares used in calculating loss per common share        4,351,991    2,067,168
                                                      ===========    =========

Net loss per common share                             $     (0.85)   $   (0.21)
                                                      ===========    =========



*  1995 per share and share amounts are computed on a pro forma basis.